EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing a statement on Schedule 13G jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to the common stock beneficially owned by each of them, of zulily, inc., a Delaware corporation. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G and amendments thereto.

Dated: May 15, 2015

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ALIBABA GROUP HOLDING LIMITED

By:	/s/ Timothy A. Steinert
Name:	Timothy A. Steinert
Title:	General Counsel and Secretary

ALIBABA GROUP TREASURY LIMITED

By:	/s/ Timothy A. Steinert
Name:	Timothy A. Steinert
Title:	Director

DES VOEUX INVESTMENT COMPANY LIMITED

By:	/s/ Timothy A. Steinert
Name:	Timothy A. Steinert
Title:	Director

[Signature Page to Joint Filing Agreement]